Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Chesapeake Lodging Trust:

(1)	Form S-3 No. 333-198558,

(2)	Form S-8 No. 333-181840,

(3)	Form S-8 No. 333-172311, and

(4)	Form S-8 No. 333-164537;
of our reports dated February 18, 2016, with respect to the consolidated financial statements and schedule of Chesapeake Lodging Trust, and the effectiveness of internal control over financial reporting of Chesapeake Lodging Trust, included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

McLean, Virginia
February 18, 2016